Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES NEW REINSURANCE AGREEMENT WITH IMAGINE

December 2, 2005 – Allentown, PA – Penn Treaty American Corporation (NYSE: PTA) (“the Company”) today announced that it has entered a new reinsurance agreement (“the New Agreement”) for its newly issued long-term care insurance policies with Imagine International Reinsurance Limited (“Imagine”). Imagine, an Irish company, is rated “A” by Fitch Ratings and is a member of the Imagine Group, a global specialty insurance and reinsurance company providing customized solutions.

The New Agreement contains, but is not limited to, the following significant terms:

o	Beginning October 1, 2005, long-term care insurance policies newly issued by the Company’s subsidiaries, Penn Treaty Network America and American Network Insurance Companies, will be reinsured on a 75% quota share basis by Imagine.

o	The New Agreement is a traditional funds withheld agreement and will not create income statement volatility for the Company from changing market interest rates.

o	The Company may, at its sole discretion, recapture the policies reinsured under the New Agreement on any September 30 following at least three years of reinsurance coverage.

o	The Company will pay Imagine an annual expense and risk charge based upon the level of reinsured premium, ceded reserves and statutory surplus credit provided.

o	Imagine will maintain an experience account for the Company’s benefit in the event of future recapture, which will include, among other elements, a refund of a portion of the annual expense and risk charges paid.

As previously announced, under a separate reinsurance agreement effective June 30, 2005, Imagine has reinsured on a 100% quota share basis substantially all of the Company’s in-force long-term care insurance policies issued prior to January 1, 2002. The previously announced agreement and the New Agreement are now structured under a master agreement (“the Master Agreement”) between the Company and Imagine.

The Company believes that the New Agreement is an important capital management tool in support of its future long-term care insurance growth.

As required by the Company’s Corrective Action Plan as filed with the Pennsylvania Department of Insurance (“DOI”) in 2002, the Company has received DOI approval of the New Agreement and the Master Agreement, subject to subsequent review of the executed documents. The Company will file a Form 8-K with the Securities and Exchange Commission, which will contain the New Agreement and the Master Agreement as exhibits.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, but are not limited to those risks identified in the Company’s public filings made with the Securities and Exchange Commission, the approval of the DOI of the executed documents, the capital support of the Company’s future growth, any limitations of liability contained in the New Agreement and the Company’s ability and determination to recapture the reinsured policies in the future.

Source: Penn Treaty American Corporation

Penn Treaty American Corporation Contact:

      Cameron Waite, Executive VP, Strategic Operations
      1.800.222.3469
      cwaite@penntreaty.com

Imagine International Reinsurance Limited Contact:

      Brian Heffernan, Director
      011.353.1.669.1850
      bheffernan@imagine.bm